Exhibit 99.2

GeoMet Further Reviews Pending CBM Asset Acquisition in Core Areas

Houston, Texas – November 3, 2011…GeoMet, Inc. (NASDAQ: GMET) (the “Company” or “GeoMet”) further reviews its pending coalbed methane (“CBM”) asset acquisition and related new bank credit agreement. The effective date of the transaction will be July 1, 2011 (the “Effective Date”). All preferential purchase rights have now been waived and the Company expects to close the transaction later this month. The purchase price as of the Effective Date will be $90.2 million. The Company expects the adjusted purchase price at closing will be approximately $80 million and bank debt outstanding is expected to total approximately $160 million.

The Transaction

As of the Effective Date, GeoMet is acquiring:

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Approximately 50 Bcf of estimated proved CBM reserves which were internally prepared using SEC guidelines. These reserves are located in Alabama and West Virginia in close proximity to the Company’s existing operations. The purchase price allocated to the proved CBM reserves as of the Effective Date, after allocation of value to the acquired hedges, the license to use the Z-pinnate horizontal drilling technology and other assets, amounts to approximately $1.50 per Mcf. Approximately 85% of these reserves were classified as proved developed producing.

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Net gas sales volumes which averaged approximately 22 MMcf per day for the first six months of 2011. The purchase price allocated to the proved CBM reserves amounts to approximately $3,500 per Mcf of net daily sales volumes.

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Natural gas hedge positions totaling approximately 6.5 Bcf from the Effective Date through December 2012 with an average fixed price of $6.44 per Mcf. For the period from the Effective Date through the anticipated closing date, an estimated $6.4 million in hedging gains are projected to have been received by the seller, which will reduce the purchase price payable at closing.

•	A royalty-free license to use a patented Z-pinnate horizontal drilling technology in nine counties in West Virginia and one county in Virginia.

•	Approximately 70,000 acres of undeveloped leasehold in West Virginia, which the Company believes is prospective for application of the Z-pinnate horizontal drilling technology.

Commenting on the transaction, Darby Seré, GeoMet’s Chief Executive Officer, said, “We believe this will be a transformational acquisition which adds significant value and builds the critical mass necessary to accelerate growth through drilling and incremental acquisitions. The transaction will have an immediate material positive impact on gas sales volumes, unit costs, operational efficiencies, operating earnings and cash flows. Because these CBM assets are located in close proximity to our existing producing properties, the Company expects to be able to assimilate this acquisition quickly, and with little or no increase in overhead. The transaction will be financed entirely with senior bank indebtedness and therefore is expected to be highly accretive to per share results and valuation metrics.”

Strategic Significance

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The Company’s adjusted EBITDA is expected to more than double with the closing of this transaction. Adjusted EBITDA from the acquired properties for the first six months of 2011 was approximately $13 million. Since the Company does not expect to add material additional general and administrative expense as a result of this acquisition, adjusted EBITDA from the acquired properties will be additive to the Company’s existing adjusted EBITDA.

•	Net natural gas sales volumes are expected to double from the Company’s current level of approximately 22 MMcf per day to approximately 44 MMcf per day.

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The transaction will achieve economies of scale by leveraging the Company’s existing organizational structure, spreading existing fixed operating and administrative costs over much larger gas sales volumes, lowering per unit costs, and increasing margins and operating cash flows.

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As a result of the higher production and higher decline wells drilled with the Z-pinnate horizontal drilling technology, the Company’s reserves-to-production ratio (“R/P”) is expected to be reduced from approximately 26:1 to approximately 16:1. Although still long by industry standards, this reduced R/P ratio will be more in the fairway of R/P’s for comparable companies. GeoMet’s reserves, production and cash flow metrics will be more easily benchmarked to other oil and gas companies.

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The transaction is expected to provide significant free cash flow that will be used to both reduce debt and accelerate future development opportunities, including opportunities to develop additional CBM reserves in West Virginia and Virginia using the Z-pinnate horizontal drilling technology. Using the Z-pinnate horizontal drilling technology, the Company expects to drill wells which have higher rates of return and significantly higher initial production rates than the Company’s vertical wells in Appalachia have achieved. These Z-pinnate wells are expected to cost between $2.0 and $2.5 million each. Peak production rates are expected to be between 1.5 and 2.0 MMcf per day with an expected decline of approximately 35 - 40% in the first year after production peaks. The Company has identified at least twenty potential drilling locations on the undeveloped leasehold being acquired for this Z-pinnate horizontal drilling technology and is continuing to identify additional locations. The Company plans to drill five Z-pinnate wells in West Virginia next year.

•	The natural gas hedges being acquired in the transaction will provide significant price and cash flow protection in the period immediately following the acquisition.

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The transaction is consistent with the Company’s strategy to acquire dry gas reserves at a time that such assets are generally out of favor. The Company intends to pursue opportunities to acquire dry gas reserves in its core areas of operation.

Description of Acquired Properties as of the Effective Date

The CBM properties being acquired in Alabama represent approximately 54% of the total proved reserves and approximately 32% of the current daily gas sales volumes being acquired. Approximately 94% of the reserves in Alabama are classified as proved developed producing. The White Oak Creek Field, which represents approximately 54% of the proved reserves in Alabama, was developed and operated by GeoMet from 1995 to 2004. The Company is acquiring an average 15% working interest together with an overriding royalty interest in 538 of the CBM wells in this field. The Company is acquiring an average 9% royalty or overriding royalty interest in the remaining Alabama wells, which total 493 and are located in four fields (including White Oak Creek). This ownership structure, together with the low operating costs common to mature CBM production, is expected to result in high operating margins.

The CBM properties being acquired in West Virginia represent approximately 46% of the total proved reserves and approximately 68% of the current net daily gas sales volumes being acquired. Approximately 74% of the reserves in West Virginia are classified as proved developed producing. The Company is acquiring an average working interest of 53% in 158 wells in thirteen fields. The Company will become the operator of 90 of the wells in eight of the fields.

New Bank Credit Agreement

As previously announced, the Company has executed a new bank credit agreement which becomes effective with the closing of the CBM asset acquisition transaction. The key elements of the new credit agreement are as follows:

•	The notional amount of the credit agreement will be increased from $180 million to $250 million, and the borrowing base will be increased from $90 million to $180 million.

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The bank group, with Bank of America as Administrative Agent, BNP Paribas as Syndication Agent, and US Bank and Bank of Scotland as Co-Documentation Agents will be increased from five to six banks. Comerica Bank and Capital One will also participate in the credit facility.

•	The new credit facility will have a four-year maturity, an extension of the current facility of more than two years.

•	The interest rate margins will be reduced by one-half of 1% as compared to the existing facility.

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The debt to EBITDA financial covenant has been set at 4.25 to 1.0 through 2012 and thereafter reduces to 4.0 to 1.0. The Company expects its credit metrics will be improved as a result of this transaction.

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The ability of the Company to pay cash dividends on its preferred stock has been modified. In addition to the existing ability to pay cash dividends subject to certain financial covenants and borrowing base availability, the Company will also have the ability to pay $2 million in cash dividends in any fiscal year without any such restrictions.

Combined Hedging Position

Upon the closing of the transaction the seller will novate its natural gas contracts to GeoMet. The Company expects to benefit from the combined hedges below:

	Total Volume Hedged MMBtu	MMBtu per day	Average Price per MMBtu
Q3 2011	3,065,652	33,322	$6.00
Q4 2011	3,068,774	33,356	$6.07
Q1 2012	2,351,398	25,840	$6.11
Q2 2012	1,910,643	20,996	$5.76
Q3 2012	1,900,512	20,658	$5.74
Q4 2012	1,752,969	19,054	$6.00
Q1 2013	900,000	10,000	$5.87

Conference Call Information

The Company will review this transaction in a conference call scheduled for Wednesday, November 9, 2011 at 10:30 a.m. Central Time. At that time the Company will also discuss its third quarter 2011 results of operations. To participate in the call, dial 800-967-7143 and use conference ID 1990445. The call will also be broadcast from the Company’s website at www.geometinc.com.

Forward-Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These forward looking statements are identified by words such as “believe”, “estimate”, “anticipate,” “plan” and words with similar meanings. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties our ability to close the pending acquisition and successfully integrate its operations into our business, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC, including its Form 10-K for the year ending December 31, 2010. GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Steve Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.